UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. _____){1}

                   FIRST ENTERPRISE FINANCIAL GROUP, INC.
                              (Name of Issuer)

                   COMMON STOCK, PAR VALUE $.01 PER SHARE
                       (Title of Class of Securities)

                                319987 10 3
                               (CUSIP Number)

     {1} The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 319987103            13G             Page 2 of 4 Pages


 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE  PERSON

     Paul A. Stinneford


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)[    ]

                                                        (b)[    ]
 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

           NUMBER OF                    5        SOLE VOTING POWER
            SHARES                               154,656
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
                                        6        SHARED VOTING POWER
                                                 386,640
                                        7        SOLE DISPOSITIVE POWER
                                                 154,656
                                        8        SHARED DISPOSITIVE POWER
                                                 386,640


 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     541,296

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     10.2%

 12  TYPE OF REPORTING PERSON*
     IN

 CUSIP No. 319987103            13G             Page 3 of 4 Pages

 ITEM 1. (A) NAME OF ISSUER
             First Enterprise Financial Group, Inc.

       (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             500 Davis Street, Suite 1005, Evanston, Illinois 60201

 ITEM 2. (A) NAME OF PERSON FILING
             Paul A. Stinneford

       (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 500 Davis Street, Suite 1005, Evanston, Illinois 60201

       (C) CITIZENSHIP
             United States

       (D) TITLE OF CLASS OF SECURITIES
             Common Stock, par value $.01 per share

       (E) CUSIP NUMBER
             319987 10 3

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-L(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [   ] Broker or Dealer registered under Section 15 of the Act
       (b) [   ] Bank as defined in section 3(a)(6) of the Act
       (c) [   ] Insurance Company as defined in section 3(a)(19) of the
       act
       (d) [   ] Investment Company registered under section 8 of the
             Investment Company Act
       (e) [   ] Investment Adviser registered under section 203 of the
             Investment Advisers Act of 1940
       (f) [   ] Employee Benefit Plan, Pension Fund which is subject to
             the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see <section>240.13d-l(b)(l)(ii)(F)
       (g) [   ] Parent Holding Company' in accordance with
             <section>240.13d-l(b)(ii)(G) (Note: See Item 7)
       (h) [   ] Group, in accordance with <section>240.13d-l(b)(l)(ii)(H)

 ITEM 4. OWNERSHIP.

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-l(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       (A) AMOUNT BENEFICIALLY OWNED
             541,296

 CUSIP No. 319987103            13G             Page 4 of 4 Pages

       (B) PERCENT OF CLASS
             10.2%
       (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  154,656
             (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                  386,640
             (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  154,656
             (IV)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF
                  386,640

 ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
     Not applicable.

 ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     Not applicable.

 ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     Not applicable.

 ITEM 9. NOTICE OF DISSOLUTION OF GROUP
     Not applicable.

 ITEM 10. CERTIFICATION
     Not applicable.


 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 February 6, 1997


 /S/ PAUL A. STINNEFORD
 Paul A. Stinneford